FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP ANNOUNCES
BOARD MEMBER RETIREMENT

FRESNO, CALIFORNIA…February 24, 2020…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the bank holding company and parent company of Central Valley Community Bank (Bank), headquartered in Fresno, California, announced today the retirement of Board Member, Edwin “Ed” S. Darden, Jr. after 19 years of service, effective May 18, 2020.
Through the leadership of the hands-on Board of Directors, the Company has grown steadily and sensibly for forty years, while keeping pace with the needs of its clients and the communities it serves. During Darden’s leadership on the Board, he served on a variety of committees and has been active in helping oversee the Bank’s growth, which has reached nearly $1.6 billion in assets as of December 31, 2019, and includes 20 Banking Centers located throughout the San Joaquin Valley and Greater Sacramento regions.
“On behalf of all our Directors, we thank Ed for his many years of service on our Board in which we have benefited from his strong business acumen, commitment to the communities we represent and his deep appreciation for our team over the past 19 years,” Daniel J. Doyle, Chairman of the Board for Central Valley Community Bancorp and Central Valley Community Bank.

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Since joining the Board in 2001, Darden’s business and marketplace knowledge as a business owner and architect, his support to the nonprofit organizations where the Bank has invested team member time and financial resources, and his deep care of the team has been greatly appreciated.
Darden’s career includes serving as principal of Darden Architects; a well-respected architectural firm founded by his father in Fresno, California, that provides professional services for education, medical and other commercial projects in the San Joaquin Valley. He received his Bachelor of Architecture from Cal Poly San Luis Obispo. His professional and community stewardship has included service to the Rotary Club of Fresno, Rotary Playland and The American Red Cross, as well as being an active participant with Saint Agnes Medical Center, Valley Children’s Hospital, and California State University, Fresno.

About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 opening to the public in January 1980, and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates full-service offices throughout California’s San Joaquin Valley and Greater Sacramento regions. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending, and Agribusiness Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.

Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, Robert J. Flautt, James M. Ford, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Karen Musson, Dorothea D. Silva and William S. Smittcamp. Sidney B. Cox is Director Emeritus.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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PHOTO ATTACHMENT:
Edwin S. Darden,
Director, Central Valley Community Bancorp and Central Valley Community Bank